FIRST AMENDMENT TO THE
                     EMPLOYMENT AGREEMENT OF BARRY GILBERT

         THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this "Amendment No. 1") has been entered into effective as of November 30, 1998, by and between SHARPER IMAGE CORPORATION, a Delaware corporation (the "Company") and BARRY GILBERT ("Executive").

                                    RECITALS

         The Company had entered into an Employment Agreement with Barry Gilbert on December 2, 1996 (the "Original Agreement"). The Original Agreement provides that the Agreement shall continue in effect unless terminated by the Company or Executive. Executive has advised the Company of his desire to actively seek a Chief Executive Officer position at another company, and to allow the Company time to arrange a management transition. The Company wishes to accommodate Executive's objectives, and both parties wish to modify the Original Agreement to provide for this change in circumstances.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreement herein contained, intending to be legally bound, the Company and Executive agree as follows:

         1. Term of Employment. All of Sections 2 and 7 of the original Agreement are deleted and the following is substituted in their place;

             2. Term of Employment. Executive's employment with the Company pursuant to this Agreement as amended shall continue through May 31, 1999, unless such employment is sooner terminated as hereinafter provided. The period during which this Agreement continues in effect shall constitute the "Employment Period." Executive may terminate employment at any time prior to May 31, 1999 by providing not less than fourteen (14) days prior written notice to the Company. Executive's employment may not be terminated by the Company except for cause. Executive shall not receive any severance benefits upon termination of employment, whether such termination results from a voluntary termination by Executive, termination for cause by the Company, or the expiration of the term of this Agreement.

         2. Compensation. All of Sections 4(d) and (4)(g) of the Original Agreement shall remain unchanged. Sections 4(a), (b), (c), (e), and (f) are deleted and the following are substituted in their place:

             4(a) Salary. The Company shall pay Executive an annual base salary ("Base Salary") payable at periodic intervals in accordance with the payroll practices of the Company for salaried employees. The Base Salary of Executive shall be Three Hundred Twenty-Five Thousand Dollars ($325,000) for the period from the commencement of the employment of Executive and continuing until the last day of Executive's employment.

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             4(b)  Bonuses.  In  addition  to Base  Salary,  Executive  shall be entitled to receive a bonus payment of Fifty Thousand Dollars ($50,000) on December 5, 1998 and continuing until the last day of Executive's employment. Executive shall not be entitled to any further bonus thereafter.

             4(f) Stock Option Grants. In addition to the other benefits to which the Executive shall be entitled under this Agreement, the Executive has received and exercised certain option grants, of which 50,000 shares vested on February 1, 1997, and 50,000 shares vested on February 1, 1998. The parties acknowledge and agree that Executive shall not receive any further option grants, and Executive agrees to, and does hereby, release all options previously granted but not yet exercised, including the option for 50,000 shares which would otherwise vest on February 1, 1999.

         3. Whole Agreement. The original Agreement and this Amendment No. 1 constitute the entire agreement between the Company and Executive. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

         4. No Claims. The Company and Executive each acknowledge to the other that, except for obligations to be performed in the future under this Agreement, neither party is aware of any claim which it has against the other for any past performance or nonperformance of this Agreement, or any act or omission arising out of the employment relationship to date.

         5. Confidentiality. The parties agree that this is a private agreement and that neither party will disclose its terms to anyone except their accountants, attorneys, governmental taxing authorities, or as required by subpoena or other process of law. In response to any inquiry regarding this matter, the parties shall state only that this matter has been resolved to the satisfaction of all parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of November 30, 1998.

SHARPER IMAGE CORPORATION                         EXECUTIVE

By: /s/ Richard Thalheimer                        By: /s/ Barry Gilbert
   ------------------------------                     --------------------------
        RICHARD THALHEIMER                                BARRY GILBERT
        Chairman of the Board and
        Chief Executive Officer

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